Exhibit 4.H

MENTOR GRAPHICS CORPORATION

FOURTH AMENDMENT

TO CREDIT AGREEMENT

This FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of June 22, 2007 and entered into by and among Mentor Graphics Corporation, an Oregon corporation (the “Company”), the financial institutions from time to time party to the Credit Agreement (as defined below) (the “Banks”) and Bank of America, N.A., as administrative agent for the Banks (the “Agent”), and is made with reference to that certain Credit Agreement dated as of June 1, 2005 (the “Credit Agreement”), as amended by that certain First Amendment to Credit Agreement dated as of November 8, 2005, that certain Second Amendment to Credit Agreement dated as of June 20, 2006 and that certain Third Amendment to Credit Agreement and Limited Waiver dated as of April 12, 2007 (the “Credit Agreement”), by and among the Company, the Banks, KeyBank National Association, as documentation agent, and the Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, the Company has requested that the Banks agree to certain amendments to the negative covenants set forth in the Credit Agreement as set forth below and the Banks have agreed to such request, subject to the terms and conditions of this Amendment;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. AMENDMENTS TO THE CREDIT AGREEMENT

1.1	Amendment to Article 7: Negative Covenants

A. Section 7.04(i) of the Credit Agreement is hereby amended by deleting it in its entirety and substituting the following therefor:

“(i) unsecured loans and advances (other than advances against sales commissions provided for in Section 7.04(m)) made by the Company or any Subsidiary to employees in the ordinary course of business consistent with past practice in principal amounts not exceeding $5,000,000 in the aggregate at any time outstanding and not more than $500,000 to any individual employee; provided, however, that solely with respect to any such loans and advances initially made or extended by a Person other than the Company or any Subsidiary or

Unrestricted Subsidiary and included on the consolidated balance sheet of the Company and its Subsidiaries solely as a result of an Acquisition of such Person (or assets of such Person) consummated after the Closing Date, the amount of such loans and advances shall be calculated for purposes of this Section 7.04(i) net of reserves accounted for on the consolidated financial statements of the Company and its Subsidiaries in respect of such loans and advances;”

B. Section 7.04 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (k), (ii) deleting the period at the end of clause (l) and substituting “; and” therefor, and (iii) adding the following as a new clause (m) thereof:

“(m) unsecured advances against sales commissions made by the Company or any Subsidiary to employees in the ordinary course of business consistent with past practice.”

C. Section 7.06 of the Credit Agreement is hereby amended by deleting the reference to “Section 7.04(i)” and substituting “Sections 7.04(i) and (m)” therefor.

Section 2. COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce the Banks to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, the Company represents and warrants to each Bank that the following statements are true, correct and complete:

A. Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into this Amendment and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”).

B. Authorization of Agreements. The execution and delivery of this Amendment and the performance of the Amended Agreement have been duly authorized by all necessary corporate action on the part of the Company.

C. No Conflict. The execution and delivery by the Company of this Amendment and the performance by the Company of the Amended Agreement do not and will not (i) contravene the terms of the Company’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or (iii) violate any Requirement of Law; except, in each case referred to in the foregoing clauses (ii) and (iii), where the conflict, breach, contravention, creation or violation is not reasonably expected to have a Material Adverse Effect.

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D. Governmental Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution and delivery of the Amendment by the Company or the performance by, or enforcement against, the Company of the Amended Agreement.

E. Binding Effect. This Amendment has been duly executed and delivered by the Company and this Amendment and the Amended Agreement are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

F. Incorporation of Representations and Warranties From Credit Agreement. The representations and warranties contained in Article V of the Credit Agreement are and will be true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of that date, (except to the extent such representations and warranties expressly refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date).

G. Absence of Default. No Default or Event of Default exists or shall result from this Amendment.

Section 3. MISCELLANEOUS

A. Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i) On and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Agreement.

(ii) Except as specifically amended by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Agent or any Bank under, the Credit Agreement or any of the other Loan Documents.

B. Fees and Expenses. The Company acknowledges that all costs, fees and expenses as described in Section 10.04 of the Credit Agreement incurred by the Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of the Company.

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C. Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

D. Applicable Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

E. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment shall become effective upon (i) the execution of a counterpart hereof by the Company, and the Majority Banks and receipt by the Company and the Agent of written or telephonic notification of such execution and authorization of delivery thereof and (ii) receipt by the Agent of signature and incumbency certificates of the Company’s officers executing this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered in San Francisco, California, by their proper and duly authorized officers as of the day and year first above written.

MENTOR GRAPHICS CORPORATION

By:	/s/ Ethan Manuel
Name:	Ethan Manuel
Title:	Treasurer

and

By:	/s/ Dean Freed
Name:	Dean Freed
Title:	Vice President and General Counsel

BANK OF AMERICA, N.A., as the Agent

By:	/s/ Robert Rittelmeyer
Name:	Robert Rittelmeyer
Title:	Vice President

BANK OF AMERICA, N.A., as a Bank

By:	/s/ Kevin McMahon
Name:	Kevin McMahon
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as Documentation Agent and as a Bank

By:	/s/ Kim A. Richmond
Name:	Kim A. Richmond
Title:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Bank

By:	/s/ Dale Parshall
Name:	Dale Parshall
Title:	Vice President

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